EXHIBIT 99.1

                        ANNOUNCEMENT TO IACH SHAREHOLDERS

FT. LAUDERDALE, FL-- September 16, 2008--Information Architects Corp. (OTC:
IACH.PK) today released the following letter to shareholders.

To my fellow shareholders:

I would like to take this opportunity to introduce myself and to tell you about a new opportunity for our company, Information Architects Corp (IACH).

My name is Steve Adelstein and I have been a major shareholder of IACH for three years. I have spent the better part of 30 years investing in venture capital, and managing development stage and small capitalization companies.

Over the last few years, our company has endeavored to initiate several different business ventures - none of which has provided economic value or substance. I have the background and knowledge to make a change and have agreed to become Chief Executive Officer based upon certain corporate steps:

     1. Obtaining funding for an independent audit and bringing our SEC filings current;

     2.   Pay down of other liabilities;

     3. The creation of an advisory board designated to evaluate the inherent value of our existing company and future business strategies and opportunities.

We have secured a verbal commitment to fund the independent auditor and transfer agent by October 31, 2008.

Following preliminary due diligence, albeit without the benefit of current financials, our initial and immediate plans include the following:

     o Complete and file audited financials for the year ended December 31, 2007 and quarterly reports through September 30, 2008 with the intention of being listed on the OTCBB in early 2009;

     o Recapitalization of our stockholder's equity including, but not limited to, the conversion of preferred shares and the legal cancellation of certain common shares outstanding issued for business transactions that were not consummated;

     o Potentially change the name and domicile of the corporation to Florida to better reflect a new business strategy and more cost efficiency;

     o Analyze the availability and structure required to take advantage of our more than $50 million in Federal Income Tax Loss carry forwards;

     o Assess the company's website, www.IAgreen.com to determine the long-term economic potential.

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I have had several inquiries from fellow shareholders as to why I, and a new advisory board, would get involved in the reorganization our company.

I believe that the current shareholder base, the existing public vehicle and net operating loss carry forward present a unique opportunity on which to capitalize and benefit us as shareholders.

The advisory board and I will agree to accept restricted common shares as compensation for services rendered for the initial 15 months. Once we complete the initial plan, as stated above, we expect to raise both equity and/or debt to allow us to pursue forthcoming business opportunities.

The initial business plan is as follows:

     1. Solidify the capital structure of the company and become current with the SEC. This process involves a learning curve and time to complete in a professional manner;

     2. Following completion of Step 1, we intend to raise equity capital in a private placement transaction;

     3. Merge or purchase for a combination of cash, stock and debt, business entities that create multiple streams of positive cash flow.

I have been exploring business alternatives in various industry segments. For example, one opportunity is an Internet buyer's club which offers an online "merchant funded" mall that includes over 700 national merchants that provides cash value rebates of up to 15% and discounts of up to 60%. The merchant base includes many of the world's most recognized brands and category leaders within each retail sector. This business offers an immediate revenue stream and the ability to achieve positive cash flow at inception with significant growth opportunities thereafter.

This opportunity represents one preliminary potential, but we are unable to guarantee any economic value or viability or timing requirements at the present time. Nevertheless, I am excited, willing and able to consider a variety of opportunities that make economic sense--nothing ventured, nothing gained.

I feel that the time has come to move our company in a direction that will build economic substance and become investor focused and friendly. I look forward to updating you on our progress. In the meantime, I welcome your comments.

Sincerely,



Chief Executive Officer and Director

Steve Adelstein

5100 W. Copans Road
Suite 710
Margate, FL 33063